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AMENDMENT NO. 2

        AMENDMENT NO. 2 dated as of June 25, 2003, between POLYMER GROUP, INC. (the "Borrower"), each of the entities identified on the signature pages hereto under the caption "GUARANTORS" (the "Guarantors", and together with the Borrower, the "Obligors") and JPMORGAN CHASE BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

        The Borrowers, the Guarantors, certain lenders (the "Lenders") and the Administrative Agent are party to a Third Amended, Restated and Consolidated Credit Agreement dated as of March 5, 2003 (as amended, modified and supplemented from time to time, the "Credit Agreement") providing for the restructuring of the obligations of the Borrower in respect of the Existing Loans (as defined in the Credit Agreement) and Existing Letters of Credit (as therein defined), and providing for new revolving credit loans and other extensions of credit in an aggregate principal or face amount of up to U.S. $50,000,000. The Obligors wish to amend the Credit Agreement in certain respects and, in that connection, the Administrative Agent has been granted authority by each Lender to execute and deliver this Amendment No. 2. Accordingly, the Obligors and the Administrative Agent on behalf of the Majority Lenders hereby agree as follows:

        Section 1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

        Section 2. Amendment—Not Subject to Conditions. Subject only to the satisfaction of the condition precedent specified in Section 6(a) below, but effective as of the date hereof, Section 9.19 of the Credit Agreement shall be amended in its entirety to read as follows:

          "9.19 Ratings of the Loans. Within 10 days from the Effective Date, the Borrower shall have commenced the process of obtaining from a nationally recognized rating agency a rating on the Loans and, as soon as practicable, but in any event not later than the earlier of (i) the effectiveness of the amendments to this Agreement provided for in Section 3 of Amendment No. 2 hereto and (ii) August 15, 2003, the Borrower shall have caused the Loans to be rated by such rating agency."

        Section 3. Amendments—Subject to Conditions. Subject to the satisfaction of the conditions precedent specified in Section 6 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

        3.01. General. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to "this Agreement" or words of similar import (including indirect references to the Credit Agreement) shall be deemed to be references to the Credit Agreement as hereby amended.

        3.02. Definitions. Section 1.01 of the Credit Agreement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

          "Adjusted Interest Coverage Ratio" shall mean, as at any date, the ratio of (a) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date minus Capital Expenditures made during such period (except for any such Capital Expenditures to the extent financed with the proceeds of Indebtedness, or Capital Lease Obligations, incurred pursuant to Section 9.07(k) hereof during such fiscal year) to (b) Interest Expense for such period, provided that, notwithstanding the foregoing, in determining the Adjusted Interest Coverage Ratio for any period, the first $20,000,000 of the cumulative amount of Capital Expenditures made during such period and all prior periods associated with the construction and installation of SSXS Line No. 5 by Bonlam shall be excluded from Capital Expenditures.

          "Basic Documents" shall mean, collectively, the Loan Documents, the Junior Subordinated Convertible Debt Documents, the Future Refinancing Debt Documents and the Ancillary Agreements.

          "Debt Issuance" shall mean any issuance or sale of Indebtedness, other than (i) Indebtedness expressly permitted to be incurred pursuant to Section 9.07 hereof as in effect on the date hereof (except the issuance of Indebtedness described in Section 6(c) of Amendment No. 2 hereto which shall be considered a "Debt Issuance"), (ii) any other Indebtedness to which the Majority Lenders shall have consented to the extent that each of the Lenders shall have agreed such Indebtedness shall not constitute a "Debt Issuance" for purposes hereof and (iii) Future Refinancing Debt to the extent the proceeds thereof are applied to the payment of the principal of (and accrued interest and redemption premium, if any, on) the Junior Subordinated Convertible Notes.

          "Interest Expense" shall mean, for any period, the sum, for the Borrower and its Restricted Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, but excluding any interest expense not payable in cash during such period) accrued or capitalized during such period (whether or not actually paid during such period), net of cash interest income accrued during such period, plus (b) the net amounts payable (or minus the net amounts receivable) under interest rate protection agreements constituting Hedging Transactions accrued during such period (whether or not actually paid or received during such period).

          Notwithstanding the foregoing, (i) other than for purposes of determining Excess Cash Flow, if during any period for which Interest Expense is being determined the Borrower or any of its Restricted Subsidiaries shall have consummated any Disposition then, for all purposes of this Agreement, Interest Expense shall be determined on a pro forma basis as if such Disposition (and any Indebtedness repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period (such pro forma determination to take into account, inter alia, any increases or decreases in the Applicable Margin that would have occurred had such Disposition, and related incurrence or repayment of Indebtedness, occurred on the first day of such period), (ii) other than for purposes of determining Excess Cash Flow, Interest Expense for the period during which the Indebtedness contemplated by Section 6(c) of Amendment No. 2 hereto shall have been issued shall be determined on a pro forma basis as if such issuance (and the Loans hereunder repaid as a result of such issuance) had been consummated (and such Loans repaid) on the first day of such period (such pro forma determination to take into account, inter alia, any decreases in the Applicable Margin that would have occurred had such issuance, and related repayment, occurred on the first day of such period), (iii) other than for purposes of determining Excess Cash Flow, if all or any portion of the Junior Subordinated Convertible Notes shall be converted into or exchanged for capital stock of the Borrower as provided in the Junior Subordinated Convertible Notes Indenture, Interest Expense shall be determined for the relevant period on a pro forma basis as if such conversion had occurred at the beginning of such period and (iv) if, as at any date (a "calculation date"), fewer than four complete consecutive fiscal quarters have elapsed subsequent to the Effective Date, Interest Expense shall be calculated (after giving effect to the adjustments contemplated in the foregoing clauses (i), (ii) and (iii)) only for the portion of such period commencing on the Effective Date and ending on the calculation date and shall then be annualized by multiplying the amount of such Interest Expense by a fraction, the numerator of which is 365 and the denominator of which is the number of days during the period commencing on the day immediately following the Effective Date through and including the calculation date.

          "Net Available Proceeds" shall mean:

              (i)  in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition;

             (ii)  in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Group Members in respect of such Casualty Event net of (A) reasonable expenses incurred by the Group Members in connection with the collection of such insurance, condemnation awards and other compensation and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property (other than a Lien that is junior to the Lien in favor of the Administrative Agent under the Security Documents) and any income and transfer taxes payable by the Group Members in respect of such Casualty Event; and

            (iii)  in the case of any Debt Issuance or Equity Issuance, the aggregate amount of all cash received by the Borrower and its Restricted Subsidiaries in respect of such Debt Issuance or Equity Issuance (as the case may be) net of reasonable expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith, it being understood that, in determining the "Net Available Proceeds" from the issuance of Indebtedness contemplated by Section 6(c) of Amendment No. 2 hereto the costs and expenses associated with Amendment No. 2 itself shall be treated as an expense in connection with such issuance.

          "Restricted Payment" shall mean, collectively, (i) any Dividend Payment, (ii) any purchase, redemption, retirement or other acquisition for value of, or the setting apart of any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or the voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, but excluding (x) the refinancing of the Junior Subordinated Convertible Notes to the extent permitted by Section 9.07(h) hereof and (y) regularly scheduled payments or prepayments of principal and interest in respect of any Subordinated Indebtedness required pursuant to the Junior Subordinated Convertible Debt Documents or the Future Refinancing Debt Documents, as the case may be, (iii) any Investment by the Borrower or any of its Restricted Subsidiaries in any Person (including in any Affiliate), other than an Investment expressly permitted by the provisions of clauses (a) through (i) of Section 9.08 hereof and (iv) the amount of any Investment referred to in clause (ii) of Section 1.04(c) hereof outstanding on the date on which a Restricted Subsidiary is designated as an Unrestricted Subsidiary hereunder.

          "Subordinated Indebtedness" shall mean, collectively, the Junior Subordinated Convertible Notes and any Future Refinancing Debt.

        3.03. Deletion of Certain Definitions. Section 1.01 of the Credit Agreement shall be amended by deleting the definitions of "GOF Letter of Credit", "New Senior Subordinated Notes", "New Senior Subordinated Notes Indenture", "Qualified Issuance Proceeds", "Qualified Prepayment Proceeds" and "Subordinated Debt Documents".

        3.04. Optional Prepayments. Section 2.09(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(d) prepayments of Term Loans, and deposits of funds into the Term Letter of Credit Collateral Account, shall be applied to the payments and deposits required to be made under Section 3.01(b) hereof in inverse order of maturity and may not be reborrowed."

        3.05. Mandatory Prepayments. Paragraphs (e), (i) and (j) of Sections 2.10 of the Credit Agreement are hereby amended to read in their entirety as follows:

          "(e) Equity Issuance. Upon any Equity Issuance, the Borrower shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities as specified in Sections 2.03(b)(v) and 2.03(c)(vi) hereof), and/or the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount equal to 50% of the Net Available Proceeds thereof, if any, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in paragraph (i) below.

              (i)  Application. Prepayments and reductions of Loans and Revolving Credit Commitments, and provision of cover for Letter of Credit Liabilities, described in the above paragraphs of this Section 2.10 shall be effected as follows:

      first, in the event the Borrower does not at the time of such prepayment deliver to the Administrative Agent a certificate of a senior financial officer to the effect that no Event of Default has occurred and is continuing (provided that if such certificate is so delivered, this clause first shall be inapplicable), to the repayment of the Revolving Credit Loans (and to the provision of cover for the Revolving Letters of Credit as provided in Section 2.03(c)(vi) hereof), if any, and a corresponding permanent reduction of the Revolving Credit Commitments, second, ratably to the Term Loans and the Term Letters of Credit, with the portion of such prepayments allocable to the Term Letters of Credit being effected through deposit of funds into the Term Letter of Credit Collateral Account as contemplated in Section 2.03(b)(v) hereof and, third, to the repayment of the Revolving Credit Loans (and to the provision of cover for the Revolving Letters of Credit as provided in Section 2.03(c)(vi) hereof), if any, and (except for prepayments from Excess Cash Flow) a corresponding permanent reduction of the Revolving Credit Commitments.

          Each such prepayment of the Term Loans, and deposit of funds into the Term Letter of Credit Collateral Account, shall be applied to the payments and deposits required to be made under Section 3.01(b) hereof in inverse order of maturity and may not be reborrowed, provided that, (x) in the case of paragraph (b) above, all Net Available Proceeds received upon the issuance of Indebtedness described in Section 6(c) of Amendment No. 2 hereto shall be applied to such required payments and deposits in direct order of maturity, (y) in the case of paragraph (c) above, the portion, if any, of the Net Available Proceeds received from any Disposition of a business or line of business in excess of 5.50 times the EBITDA attributable to such business or line may, at the option of the Borrower, be applied to such required payments and deposits in direct order of maturity (except that no more than an aggregate of U.S. $50,000,000 from all such Dispositions may be applied in such direct order) and (z) in the case of paragraphs (g) and (h) above, the first U.S. $15,000,000 of prepayments under such paragraphs (taken together) shall be applied to such required payments and deposits in direct order of maturity.

          (j)    Change of Control. In the event that any "Change of Control" or similar event shall occur under the Junior Subordinated Convertible Notes Indenture or any Future Refinancing Debt Documents and, as a result thereof, the Borrower shall be required to prepay or to offer to repurchase any portion of the Junior Subordinated Convertible Notes or Future Refinancing Debt, then, prior to making any such prepayment or offer, the Borrower shall prepay the Loans in full (and/or provide full cover for Letter of Credit Liabilities as specified in Sections 2.03(b)(v) and 2.03(c)(vi) hereof), and the Revolving Credit Commitments shall be automatically reduced to zero."

        3.06. GOF Letter of Credit. Section 3.01(c) of the Credit Agreement is hereby deleted in its entirety.

        3.07. Indebtedness. Paragraphs (g) and (h) of Section 9.07 of the Credit Agreement are hereby amended to read in their entirety as follows:

          "(g) this paragraph (g) has been intentionally left blank;

          (h)   unsecured subordinated Indebtedness incurred by the Borrower (and by any other Group Member, other than a Group Member that does not Guarantee the obligations of the Borrower hereunder, in respect of a Guarantee of such unsecured subordinated Indebtedness), so long as (i) the proceeds of such Indebtedness are either applied to the prepayment of the principal of (and accrued interest and redemption premium, if any, on) the Junior Subordinated Convertible Notes, or the prepayment of Indebtedness hereunder pursuant to Section 2.10(b) hereof, (ii) such Indebtedness is incurred pursuant to instruments and agreements which contain terms (including, without limitation, interest, amortization, covenants and events of default and terms of subordination) which are in each case in form and substance reasonably satisfactory to the Majority Lenders and (iii) after giving effect to such incurrence, no Default or Event of Default shall have occurred and be continuing, and the Borrower shall be in compliance with the provisions of Sections 9.10(a) and 9.10(b) hereof (determined on a pro forma basis as if such additional Indebtedness had been incurred on the first day of the period of four fiscal quarters most recently ended prior to the date of such incurrence for which financial statements of the Borrower are available);"

        3.08. Senior Leverage Ratio. Paragraphs (b) and (e) of Section 9.10 of the Credit Agreement are hereby amended to read in their entirety as follows:

          "(b) Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

Period Commencing	Ratio
Last day of 2nd fiscal quarter in 2003	6.10 to 1
Last day of 3rd fiscal quarter in 2003	6.10 to 1
Last day of 4th fiscal quarter in 2003	3.80 to 1
Last day of 1st fiscal quarter in 2004	3.40 to 1
Last day of 2nd fiscal quarter in 2004	3.20 to 1
Last day of 3rd fiscal quarter in 2004	3.10 to 1
Last day of 4th fiscal quarter in 2004	3.00 to 1
Last day of 1st fiscal quarter in 2005	2.50 to 1
Last day of 2nd fiscal quarter in 2005	2.40 to 1
Last day of 3rd fiscal quarter in 2005	2.30 to 1
Last day of 4th fiscal quarter in 2005	2.20 to 1
Last day of 1st fiscal quarter in 2006 and at all times thereafter	2.00 to 1

  Notwithstanding the foregoing, during the periods commencing on the last days of the 2nd and 3rd fiscal quarters in 2003 referred to above, from the date of the effectiveness of the amendments provided for in Section 3 of Amendment No. 2 hereto, the Borrower will not permit the Senior Leverage Ratio to exceed 3.80 to 1 at any time."

        3.09. Cure Rights. Section 9.10(e) of the Credit Agreement is hereby deleted in its entirety.

        3.10. Transactions with Affiliates. Section 9.12 of the Credit Agreement is hereby amended by (i) inserting the word "and" at the end of clause (x) thereof, (ii) replacing the ", and" at the end of clause (y) thereof with a period and (iii) deleting clause (z) thereof in its entirety.

        3.11. Capital Expenditures. Section 9.17 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "9.17 Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries to exceed U.S. $50,000,000 in any fiscal year, provided that if the aggregate amount of Capital Expenditures for any Qualifying Fiscal Year shall be less than U.S. $50,000,000, then 50% of the shortfall shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) Qualifying Fiscal Year and, for purposes hereof, the amount of Capital Expenditures made during any Qualifying Fiscal Year shall be deemed to have been made first from the permitted amount for such Qualifying Fiscal Year and last from the amount of any carryover from any previous Qualifying Fiscal Year. For purposes hereof, a "Qualifying Fiscal Year" shall mean the fiscal year ending on or nearest to January 3, 2004, and each fiscal year thereafter.

          Notwithstanding the foregoing, (a) if, to the extent the aggregate amount of Capital Expenditures made during any fiscal year shall exceed the aggregate amount permitted to be made during such fiscal year pursuant to the preceding paragraph, the Borrower shall nevertheless not be deemed to have breached this Section 9.17 if such excess is not greater than the Excess Capital Expenditure Amount for the immediately preceding fiscal year and (b) Capital Expenditures made by the Borrower and its Restricted Subsidiaries shall not exceed U.S. $70,000,000 in any fiscal year.

          Within 60 days from the end of each fiscal year, the Borrower shall furnish to the Administrative Agent a certificate of a senior financial officer of the Borrower setting forth in reasonable detail the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such respective fiscal year."

        3.12. Events of Default. Section 10 of the Credit Agreement is hereby amended by (i) replacing the "; or" at the end of paragraph (n) thereof with a comma and (ii) deleting paragraph (o) thereof in its entirety.

        Section 4. Representations and Warranties. Each Obligor hereby represents and warrants to the Administrative Agent and the Lenders that (a) after giving effect to the amendments set forth in Sections 2 and 3 of this Amendment No. 2, no Default has occurred and is continuing and (b) the representations and warranties set forth in Section 8 of the Credit Agreement as amended hereby are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and as if each reference in said Section 8 to "this Agreement" included reference to the Credit Agreement as amended hereby.

        Section 5. Termination of GOF Letter. Subject to the satisfaction of the conditions precedent specified in Section 6 below, the Administrative Agent hereby consents to the termination of the letter issued by GOF to the Borrower pursuant to Section 4(d) of Amendment No. 1 to the Credit Agreement.

        Section 6. Conditions to Effectiveness. As provided in Section 3, the amendments to the Credit Agreement set forth in Section 3, and the consent referred to in Section 5, are subject to, and will become effective on the date of satisfaction of the following conditions precedent (including, with respect to each document required below to be delivered, that the Administrative Agent shall have received each such document, which shall be satisfactory in form and substance to the Administrative Agent), provided that such conditions shall have been satisfied on or before December 31, 2003:

          (a)   Execution. This Amendment No. 2 shall have been duly executed by each Obligor and the Administrative Agent (having obtained the consent of Lenders constituting the Majority Lenders) as provided on the signature pages hereof.

          (b)   Exchange of Junior Subordinated Convertible Notes. Junior Subordinated Convertible Notes (and any new junior subordinated convertible notes into which such Notes shall have been exchanged as contemplated in Section 4(b) of Amendment No. 1 to the Credit Agreement) in an amount at least equal to U.S. $38,000,000, including in any event all such Notes (and notes) held by GOF, shall have been converted into or exchanged for capital stock of the Borrower pursuant to arrangements in form and substance satisfactory to the Administrative Agent.

          (c)   Proceeds of Section 9.07(h) Indebtedness. The Borrower shall have received gross proceeds of not less than U.S. $200,000,000 from the issuance by the Borrower of Indebtedness in compliance with the terms and conditions of Section 9.07(h) of the Credit Agreement.

          (d)   Completion of Certain Security Documents. The Borrower shall deliver (i) executed counterparts of the pledge agreement between PGI Nonwovens B.V. and PGI Asset Management Company, Inc. with respect to the intercompany note held by PGI Asset Management Company, Inc. covering certain intellectual property sublicenses and royalty payments and (ii) the intellectual property sublicenses between PGI Nonwovens B.V. and various of its other affiliates.

          (e)   Amendment Fee. The Administrative Agent shall have received, for the account of each Lender that, not later than 5:00 p.m. New York City time on July 3, 2003 (the "Payment Date"), has authorized the Administrative Agent to execute and deliver this Amendment No. 2, an amendment fee in an amount equal to (i) 0.05% of the sum of such Lender's Revolving Credit Exposure, Term Loans and Uncovered Term Letter of Credit Liability payable on the Payment Date and (ii) 0.10% of such sum payable on the date of such effectiveness.

          (f)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, may reasonably request.

        Section 7. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. For the avoidance of doubt, this Amendment No. 2 shall not constitute or be deemed, or interpreted as, a novation. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.

THE BORROWER

POLYMER GROUP, INC.
By:
Name: Title:
GUARANTORS
BONLAM (S.C.), INC.		CHICOPEE HOLDINGS B.V.
By:		By:
	Name: Title:		Name: Title:
CHICOPEE, INC.		DOMINION TEXTILE MAURITIUS
By:		By:
	Name: Title:		Name: Title:
DOMINION TEXTILE (USA) INC.		DT ACQUISITION INC.
By:		By:
	Name: Title:		Name: Title:
FABPRO ORIENTED POLYMERS, INC.		FABRENE CORP.
By:		By:
	Name: Title:		Name: Title:

FABRENE GROUP, INC.		FABRENE GROUP, L.L.C.
By:		By:
	Name: Title:		Name: Title:
FIBERGOL CORPORATION		FIBERTECH GROUP, INC.
By:		By:
	Name: Title:		Name: Title:
FNA ACQUISITION INC.		FNA POLYMER CORP.
By:		By:
	Name: Title:		Name: Title:
LORETEX CORPORATION		PGI ASSET MANAGEMENT COMPANY
By:		By:
	Name: Title:		Name: Title:
PGI EUROPE, INC.		PGI POLYMER, INC.
By:		By:
	Name: Title:		Name: Title:

PGI NEUNKIRCHEN GMBH		PGI SERVICING COMPANY
By:		By:
	Name: Title:		Name: Title:
By:
Name: Title:
POLY-BOND INC.		PNA CORP.
By:		By:
	Name: Title:		Name: Title:
POLYIONIX SEPARATION TECHNOLOGIES, INC.		PRISTINE BRANDS CORPORATION
By:		By:
	Name: Title:		Name: Title:
TECHNETICS GROUP, INC.
By:
Name: Title:
ADMINISTRATIVE AGENT
JPMORGAN CHASE BANK, as Administrative Agent
		By:	Name: Title:

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AMENDMENT NO. 2